Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR ANNOUNCES 2019 THIRD-QUARTER RESULTS AND REPORTS RECORD PERFORMANCE FOR ITS FIRST 10 MONTHS

•	Company increases its quarterly cash distribution to $0.935 per LP unit
SANDUSKY, OHIO (November 6, 2019) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for the third quarter ended September 29, 2019, and record year-to-date performance trends through November 3, 2019. The Company also announced an increase in its quarterly cash distribution rate.
Results for the third quarter of 2019 are not directly comparable with the third quarter of 2018, as the current period includes results from the operations of the recently acquired Schlitterbahn water parks since the July 1, 2019 acquisition date. Year-over-year, third-quarter comparisons are also affected by 53 fewer operating days (combined across the legacy Cedar Fair parks) in the third quarter of 2019, due to a shift in this year’s fiscal calendar. For purposes of the same-park/same-week basis discussions, the current period excludes the results of the Schlitterbahn water parks and the prior period is the 13-week period ended September 30, 2018.
Highlights

•
Net revenues for the third quarter ended September 29, 2019, totaled a record $715 million, an increase of 8%, or $51 million, compared with the third quarter of 2018. The increase in net revenues reflects increases in attendance, in-park per capita spending and out-of-park revenues, all of which were up meaningfully in the quarter.

•	On a same-park/same-week basis, net revenues in the third quarter were up 7%, or $43 million.

•
Net income for the 2019 third quarter decreased $23 million to $190 million and Adjusted EBITDA[1] increased $17 million to $355 million, compared with the third quarter 2018. On a same-park/same-week basis, net income

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1 For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached historical reconciliation table and related footnotes.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Performance for Its First 10 Months of 2019
November 6, 2019

in the period decreased 13%, or $25 million, and Adjusted EBITDA2 increased 5%, or $17 million.

•
Year-to-date preliminary net revenues through November 3, 2019, totaled a record $1.37 billion, an increase of $113 million, or 9%, when compared with the same period ended November 4, 2018. On a same-park basis, preliminary net revenues totaled a record $1.33 billion, up $71 million or 6%.

”I am very pleased to say that our year-to-date results have us well on our way to making 2019 the best year in Cedar Fair’s history,” said Cedar Fair President and CEO Richard A. Zimmerman. “While the industry has benefited from favorable weather conditions throughout key portions of the 2019 season, our strong results to date have been driven by solid growth in in-park per capita spending while entertaining a record number of guests, particularly during our peak summer months. This strong consumer demand reflects the quality of our business model and our long-range plan that focuses on broadening the guest experience through more immersive attractions and entertainment. The early impact of our strategic initiatives has been at the center of our Company’s success this year and we expect them to be a cornerstone driver of growth well into the future,” said Zimmerman.
“Continuing the momentum we’ve established during the 2019 season, our 2020 season pass sales program, which began in August, is off to its best start ever, with sales of season passes and related all-season products up across the board,” added Zimmerman. “To support the growing consumer demand, next year we plan to build upon the successful programs we implemented in 2019 that drove higher attendance and guest spending levels. For instance, our tremendously successful Grand Carnivale will turn midways into evening street parties at two additional parks in 2020, while Monster Jam Thunder Alley will fire up its engines at three different parks. Limited-duration special events like these, as well as our Haunt and WinterFest celebrations, inspire our guests to visit our parks multiple times each season and makes the decision to purchase a season pass much more compelling. The recent strength of our season pass program also sets the stage for the upcoming launch of PassPerksTM, our new season pass loyalty program, designed to encourage passholders to visit more often as well as provide rewards that promote higher renewal and retention rates,” said Zimmerman.
Zimmerman added 2020 promises to be a very exciting year for the Company. “When our gates open next spring, guests can expect new rides or attractions at all of our parks. At Kings Island, near Cincinnati, anticipation continues to build around the introduction of Orion, our newest world-class giga coaster. In Texas, improvements are already underway at our Schlitterbahn water parks in New Braunfels and Galveston, while our new indoor sports center near
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2 Adjusted EBITDA for the three months ended September 29, 2019 excluding the Schlitterbahn parks' results (i.e., the same-park basis current period) was calculated as net income of $169.7 million plus interest expense of $28.0 million, interest income of $0.8 million, provision for taxes of $48.8 million, depreciation and amortization expense of $66.2 million, net effect of swaps charge of $3.9 million, non-cash foreign currency loss of $5.6 million, non-cash equity compensation expense of $2.9 million, loss on impairment / retirement of fixed assets of $1.7 million and acquisition-related costs of $6.3 million.
Adjusted EBITDA for the three months ended September 30, 2018 (i.e., the same-week basis prior period) was calculated as net income of $194.7 million plus interest expense of $21.5 million, interest income of $0.6 million, provision for taxes of $38.8 million, depreciation and amortization expense of $70.6 million, net effect of swaps benefit of $1.2 million, non-cash foreign currency gain of $13.0 million, non-cash equity compensation expense of $1.9 million, and loss on impairment / retirement of fixed assets of $3.3 million.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Performance for Its First 10 Months of 2019
November 6, 2019

Cedar Point, in Sandusky, Ohio, will be hosting tournament play beginning in the first quarter. Nearby to Cedar Point, renovations have begun at Sawmill Creek Resort and Conference Center, which will return to full operations mid-year with a brand-new look and feel. Finally, Cedar Point and Knott’s Berry Farm have plenty of fun in store as they celebrate their big anniversaries -- 150 and 100 years, respectively,” concluded Zimmerman.
Third-Quarter Results
Net revenues for the 2019 third quarter increased $51 million, or 8%, to $715 million from $664 million in the third quarter last year. The increase in revenues reflects a 7%, or 818,000-visit, increase in attendance, a 1%, or $0.47, increase in in-park per capita spending, and a 9%, or $6 million, increase in out-of-park revenues. On a same-park/same-week basis, net revenues in the third quarter of 2019 were up 7%, or $43 million, on a 732,000-visit, or 6%, increase in attendance, a less than 1% increase in in-park per capita spending, and a 9%, or $6 million, increase in out-of-park revenues.
Operating income for the 2019 third quarter totaled $275 million, up $17 million, or 6%, compared with $259 million for the third quarter last year. The increase in operating income was the result of the 8% increase in net revenues noted above, offset by a 13%, or $42 million, increase in operating costs and expenses compared with the third quarter of 2018. On a same-park/same-week basis, and excluding $6 million of acquisition-related costs, operating costs and expenses in the period were up $28 million, or 8%, with the increase due to incremental variable operating costs, in particular cost of goods sold and transaction fees, associated with the record attendance levels, higher labor costs driven by wage-rate increases and incremental operating costs associated with the Company’s new facilities and immersive events.
During the current period, the Company recognized a $6 million net charge to earnings for foreign currency compared with a $13 million net benefit to earnings in 2018, both amounts primarily representing the re-measurement of the U.S.-dollar-denominated debt held at our Canadian property. In addition, the provision for taxes increased $10 million in the current period compared to the prior period due to an increase in pre-tax income from our taxable subsidiaries.
After these items above, and after depreciation and amortization, interest expense and the net effect of swaps, net income for the third quarter totaled $190 million, or $3.34 per diluted LP unit. This compares with net income of $213 million, or $3.76 per diluted LP unit, for the 2018 third quarter. On a same-park/same-week basis, net income for the period totaled $170 million, down 13%, or $25 million.
Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased 5%, or $17 million, to $355 million for the 2019 third quarter compared with $338 million in 2018. On a same-park/same-week basis, Adjusted EBITDA was also up 5%, or $17 million, compared with the third quarter of 2018. The increase in Adjusted EBITDA was largely the result of improved revenues during the quarter. The higher revenues are attributable to increases in attendance, in-park per capita spending and out-of-park revenues, offset, in

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Performance for Its First 10 Months of 2019
November 6, 2019

part, by planned increases in labor and operating supply costs and variable costs associated with higher attendance. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Year-to-Date Operating Results
Including results from the two Schlitterbahn water parks since their acquisition by Cedar Fair on July 1, 2019, preliminary net revenues year-to-date ended November 3, 2019, totaled $1.37 billion. Over this same period, combined attendance totaled 25.8 million visits, in-park per capita spending was $48.73, and out-of-park revenues totaled $155 million.
Overall, preliminary net revenues on a same-park basis (excluding the results from the Schlitterbahn parks) year-to-date through November 3, 2019, increased 6%, or $71 million, to $1.33 billion in 2019 from $1.26 billion through the year-to-date period ended November 4, 2018. On a same-park basis, attendance was up 4%, or 1 million visits, from the year-to-date period ended November 4, 2018. Over this same period and on a same-park basis, in-park per capita spending was up 1%, or $0.57, and out-of-park revenues were up 7%, or $10 million.
Distribution Declaration
Today, the Company also announced the declaration of a quarterly cash distribution of $0.935 per LP unit, to be paid on December 17, 2019, to unitholders of record on December 4, 2019.
“Consistent with our recent comments, we are committed to the sustainability of our distribution while moderating its growth rate in the near term as we seek to reduce our debt to Adjusted EBITDA leverage ratio to inside 4-times in the near term,” said Executive Vice President and CFO Brian Witherow. “We remain confident in our business model, the consistency of our cash flow and the strength of our balance sheet, which provides us the ability to continue to grow our distribution while still having the flexibility to invest in the projects and initiatives that support our long-range strategic plan.”
Conference Call
The Company will host a conference call with analysts starting at 10 a.m. EST on November 6, 2019. Investors and all other interested parties can access a live, listen-only webcast via Cedar Fair’s investor site https://ir.cedarfair.com under the tabs Investor Information / Events and Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Company’s investor site https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, available shortly after the live call’s conclusion. To access a replay of the earnings call by telephone, please dial (844) 512-2921 followed by the access pin code 3541154. The telephone replay will be available through November 20, 2019.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Performance for Its First 10 Months of 2019
November 6, 2019

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 11 amusement parks, four outdoor water parks, an indoor water park and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. It also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at http://ir.cedarfair.com
- more -
(financial tables follow)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Performance for Its First 10 Months of 2019
November 6, 2019

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Nine months ended
	September 29, 2019	September 23, 2018	September 29, 2019	September 23, 2018
Net revenues:
Admissions	$382,776	$358,923	$645,715	$590,091
Food, merchandise and games	224,444	210,426	399,525	361,428
Accommodations, extra-charge products and other	107,292	94,354	172,439	147,227
	714,512	663,703	1,217,679	1,098,746
Costs and expenses:
Cost of food, merchandise, and games revenues	58,475	53,891	105,932	94,912
Operating expenses	227,625	206,505	503,601	462,750
Selling, general and administrative	83,080	67,114	174,527	149,837
Depreciation and amortization	68,335	74,374	137,828	132,114
Loss on impairment / retirement of fixed assets, net	1,675	3,247	3,781	7,959
Gain on sale of investment	—	—	(617)	—
	439,190	405,131	925,052	847,572
Operating income	275,322	258,572	292,627	251,174
Interest expense	27,967	21,464	71,814	62,563
Net effect of swaps	3,910	(1,217)	21,068	(5,751)
Loss on early debt extinguishment	—	—	—	1,073
(Gain) loss on foreign currency	5,608	(13,054)	(12,533)	12,024
Other income	(933)	(698)	(808)	(1,186)
Income before taxes	238,770	252,077	213,086	182,451
Provision for taxes	48,815	38,770	43,506	33,301
Net income	189,955	213,307	169,580	149,150
Net income allocated to general partner	2	3	2	2
Net income allocated to limited partners	$189,953	$213,304	$169,578	$149,148

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	September 29, 2019	September 23, 2018
Cash and cash equivalents	$258,116	$190,756
Total assets	$2,658,011	$2,128,948
Long-term debt, including current maturities:
Term debt	$724,864	$724,596
Notes	1,431,612	937,440
	$2,156,476	$1,662,036
Total partners' equity	$42,719	$91,670

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Performance for Its First 10 Months of 2019
November 6, 2019

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Nine months ended
	September 29, 2019	September 23, 2018	September 29, 2019	September 23, 2018
Attendance	13,189	12,371	22,864	21,026
In-park per capita spending (1)	$49.94	$49.47	$48.73	$47.80
Out-of-park revenues (1)	$76,347	$70,129	$140,452	$126,306

(1)
In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of these measures to net revenues for the periods presented is as follows:

(In thousands)	Three months ended		Nine months ended
	September 29, 2019	September 23, 2018	September 29, 2019	September 23, 2018
In-park revenues	$658,645	$611,999	$1,114,240	$1,005,133
Out-of-park revenues	76,347	70,129	140,452	126,306
Concessionaire remittance	(20,480)	(18,425)	(37,013)	(32,693)
Net revenues	$714,512	$663,703	$1,217,679	$1,098,746

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Nine months ended
(In thousands)	September 29, 2019	September 23, 2018	September 29, 2019	September 23, 2018
Net income	$189,955	$213,307	$169,580	$149,150
Interest expense	27,967	21,464	71,814	62,563
Interest income	(807)	(530)	(1,121)	(811)
Provision for taxes	48,815	38,770	43,506	33,301
Depreciation and amortization	68,335	74,374	137,828	132,114
EBITDA	334,265	347,385	421,607	376,317
Loss on early debt extinguishment	—	—	—	1,073
Net effect of swaps	3,910	(1,217)	21,068	(5,751)
Non-cash foreign currency (gain) loss	5,617	(13,064)	(12,528)	12,026
Non-cash equity compensation expense	2,930	1,906	8,760	8,054
Loss on impairment / retirement of fixed assets, net	1,675	3,247	3,781	7,959
Gain on sale of investment	—	—	(617)	—
Acquisition-related costs	6,292	—	7,238	—
Other (1)	499	(120)	782	(27)
Adjusted EBITDA (2)	$355,188	$338,137	$450,091	$399,651

(1)
Consists of certain costs as defined in the Company's Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233